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                                                                 Exhibit 3.1

                            CERTIFICATE OF CORRECTION

                                     TO THE

                         CERTIFICATE OF INCORPORATION OF

                                   e-NET, INC.

      e-Net, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

      1. The name of the corporation is e-Net, Inc. (formerly Nightware Technologies, Inc.).

      2. A Certificate of Amendment to the Certificate of Incorporation of the corporation (the "Amendment") was filed on January 22, 1996. Said Amendment requires correction as permitted by subsection (f) of Section 103 of The General Corporation Law of the State of Delaware.

      3. The inaccuracies or defects of said Amendment to be corrected are as follows: (i) changing the effective date of the Amendment from the filing date of January 22, 1996, to March 15, 1996; (ii) correcting the spelling of the word "Forth" to "Fourth" as it appears in the Amendment; and (iii) including language in Article SECOND of the Amendment authorizing a 600-for-1 stock split of the corporation's outstanding common stock, which language was inadvertently omitted from the Amendment.

      4. Article SECOND of the Amendment is corrected to read as follows:

            "SECOND: Effective as of March 15, 1996, the Certificate of Incorporation is hereby amended by striking out paragraph 1(a) of Article FOURTH in its entirety and substituting the following provisions, to wit:

            "FOURTH: 1)(a) The total number of shares of common stock which this corporation is authorized to issue is fifty million (50,000,000) shares, $.01 par value.

                             (b) Effective as of the close of business on March 15, 1996, each issued and outstanding share of common stock with a par value of $.01 per share is subdivided and reclassified into 600 shares of common stock with a par value of $.01 per share."

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      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by ________________, its authorized officer, on this ____ day of April, 1998.

                                         e-NET, INC.


                                         By: ______________________________
                                         Name:
                                         Title:


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